                                                                     EXHIBIT 8.5

                   [KING, LEBLANC & BLAND, L.L.P. LETTERHEAD]


                               November ___, 1999



Transition Leasing Management, Inc.
5422 Alpha Road
Suite 100
Dallas, Texas 75240

Attention: Mr. Ken Lowe, Chief Financial Officer and Secretary


      Re: Transition Auto Finance III, Inc.; Public Offering of Asset-Backed Fixed Rate Notes

Ladies and Gentlemen:

         This firm has served as special counsel to Transition Leasing Management, Inc. ("Transition Leasing"), a Texas corporation, its wholly-owned subsidiary, Transition Auto Finance III, Inc. ("TAF III"), and Transition Auto Finance III LA, L.L.C. (the "Company"), a Louisiana limited liability company of which TAF III is the sole member, in connection with the TAF III's registration on Form SB-2 (the "Registration Statement") of up to $20,000,000 of its 11% Secured Notes (the "Notes") pursuant to the Securities Act of 1933, as amended, and certain state securities laws, including the Texas Securities Act. In connection with this registration, you have requested our opinion with respect to the compliance of the Company's intended automobile and motorcycle leasing transactions and activities to be conducted in Louisiana as set forth in the Prospectus (as hereinafter defined), with Chapter 6 of Title 32 of the Louisiana Revised Statutes of 1950, as amended, La. R.S. 32:1251, et seq., and Chapter 4-B of Title 32 of the Louisiana Revised Statutes of 1950, as amended, La. R.S. 32:771, et seq., (collectively, the "Acts"), and the regulations (the "Regulations") promulgated under the provisions of the Acts by the Louisiana Motor Vehicle Commission and the Louisiana Used Motor Vehicle and Parts Commission.

         A.       DOCUMENTS EXAMINED.

         For purposes of rendering the opinions expressed in this opinion letter, this firm has reviewed, examined, considered and relied upon the following:

         1. The Prospectus contained in the Registration Statement (the "Prospectus")

         2. a Certificate (the "Certificate") of an officer of Transition Leasing and the Company certifying as to the description of the Company's intended method of operation; and

Transition Leasing Management, Inc.
November ___, 1999
Page 2


         3. such other documents and instruments and other matters of fact and law that this firm had considered necessary or appropriate for the expression of the opinions contained in this opinion letter.

         B.       OPINION.

         Based solely upon our examination and consideration of the foregoing documents and reliance thereon, and subject to the comments, assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

         1. The leasing of automobiles, trucks and motorcycles (collectively, "motor vehicles") in Louisiana is subject to regulation pursuant to the provisions of the Acts and the Regulations. The Acts and the Regulations apply to any firm or corporation not excluded from the Acts engaged in the motor vehicle leasing business, and also apply to a subsidiary of such corporation. The Acts and Regulations require lessors of automobiles and trucks to obtain a license from the Louisiana Motor Vehicle Commission, and lessors of motorcycles to obtain a license from the Louisiana Used Motor Vehicle and Parts Commission.

         2. In order to obtain a license from the Louisiana Motor Vehicle Commission, a lessor of automobiles and trucks must submit an application in a form prescribed by the Louisiana Motor Vehicle Commission which includes information as to the applicant's financial standing, business integrity, whether the applicant has an established place of business and is primarily engaged in the pursuit, avocation, or business for which the license is applied, the particular qualifications and requirements pertaining to licenses for lessors, whether the applicant is able to properly conduct a business for which a license or licenses is applied and other information consistent with Louisiana Motor Vehicle Commission's policy of safeguarding the public interest and public welfare. In determining the qualifications and eligibility of an applicant for a license to lease automobiles and trucks, the Louisiana Motor Vehicle Commission will base its determination upon the following factors: (a) the ability of the applicant to establish an adequate place of business, have a permanently affixed sign in front of the establishment, have a usable telephone at the place of business, the number of which must be listed on the application for the license and in a local directory accessible to the public; (b) the applicant's ability to furnish and cause to be kept in force the minimum liability insurance coverage on all vehicles offered for lease, or used in any other capacity in demonstrating or utilizing the streets and roadways in accordance with the financial responsibility laws of Louisiana, and garage liability insurance; and (c) the applicant's business integrity, based upon the applicant's experience in a same or similar businesses, its business history, and whether the applicant will devote full or

Transition Leasing Management, Inc.
November ___, 1999
Page 3

                  part time to the business. Before any license to lease automobiles or trucks is issued, the applicant must post a good and sufficient surety bond, executed by the applicant as principal and by a surety company qualified to do business in Louisiana as surety in the sum of $10,000.00

         3. In order to obtain a license from the Louisiana Used Motor Vehicle and Parts Commission, a lessor of motorcycles must submit an application in a form prescribed by the Louisiana Used Motor Vehicle and Parts Commission, which requires that information relating to the following eligibility factors be provided by the applicant: (a) the applicant's financial standing; (b) the applicant's business integrity; (c) whether the applicant has an established place of business and is engaged in the pursuit, avocation, or business for which the license is applied for; (d) whether the applicant is able to conduct the business for which the license is applied for, and
                  (e) such other information as consistent with Louisiana Used Motor Vehicle and Parts Commission's policy of safeguarding the public interest and public welfare. Before any license to lease motorcycles is issued, the applicant must post a good and sufficient surety bond, executed by the applicant as principal and by a surety company qualified to do business in Louisiana as surety in the sum of $10,000.00

         4. It is our understanding and assumption that motor vehicle leasing operations in Louisiana will be conducted solely by the Company. Based on this understanding and assumption, if the Company meets the requirements set forth in paragraphs 1-3 of this SECTION B, the intended motor vehicle leasing transactions and activities to be conducted as set forth in the Prospectus will comply with the Acts and the Regulations.

         C.       COMMENTS, ASSUMPTIONS, LIMITATIONS, QUALIFICATIONS AND
                  EXCEPTIONS.

         The opinions expressed in SECTION B above are based upon and subject to, the further comments, assumptions, limitations, qualifications and exceptions set forth below:

         1. In rendering the opinions set forth in SECTION B above, this firm has assumed that all of the statements made in the documents reviewed by the firm are true, correct and complete, and that none of such documents contain an untrue statement of a material fact or omits a fact necessary to make the statements made not misleading.

         2. This firm has made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, made or furnished to us, or reviewed by us, in rendering the opinions expressed in SECTION B above.

Transition Leasing Management, Inc.
November ___, 1999
Page 4

         3. Although this firm has acted as special counsel to Transition Leasing, TAF III and to the Company in connection with this matter, the firm's engagement by Transition Leasing, TAF III and the Company is limited to this matter. Consequently, there may exist matters of a factual or legal nature involving Transition Leasing, TAF III or the Company in connection with which this firm has not been consulted and has not represented Transition Leasing or the Company.

         4. The opinions expressed in this opinion letter are limited to the laws of the State of Louisiana. This opinion letter is strictly limited to the matters expressly stated in this opinion letter and no other or more extensive opinion is to be inferred or may be implied beyond the matters expressly stated in this opinion letter. This opinion letter is limited to the matters stated in this opinion letter and no opinions may be implied or inferred beyond the matters expressly stated in this opinion letter.

         5. The opinions expressed in SECTION B above are as of the date of this opinion letter, and this firm assumes no obligations to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to its attention or any changes in law that may hereafter occur.

         We hereby consent to the filing of his opinion letter as an exhibit to the Company's Registration Statement on Form SB-2 (the "Registration Statement") and to the use of our name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

         This opinion letter is being delivered to the Company and Transition Leasing for their sole use and benefit in connection with the Registration Statement and may be relied upon by them, the underwriters of the offering pursuant to the Registration Statement and the purchasers of the Notes. This opinion letter may not be relied upon in any manner by any other person other than as expressly provided in this opinion letter. Except with our prior written consent or as otherwise expressly provided in his opinion letter, the opinions in this opinion letter expressed are not to be used, circulated, quoted or otherwise referred to, in whole or in part, in connection with any transaction other than that contemplated by the Registration Statement, or by or to any other person.

                                             Very truly yours,

                                       KING, LEBLANC & BLAND, L. L. P.

                                       By: